Exhibit 10.1

May 31, 2013

Terry R. McCormack

Re:	RSUs and Employment Agreement

Dear Terry:

Reference is made to (i) your Amended and Restated Employment Agreement with Affinia Group Inc. (“Affinia”), dated December 15, 2008, as amended August 11, 2010 and August 29, 2012 (the “Employment Agreement”), and (ii) your Restricted Stock Unit Agreement with Affinia Group Holdings Inc. (“Holdings”), dated as of October 18, 2010, as amended (the “RSU Agreement”). Capitalized terms used herein without definition have the meanings assigned to such terms under your Employment Agreement.

This letter agreement (the “Letter Agreement”) is intended to provide you with an opportunity to receive fixed cash payments in the aggregate amount of up to $5 million in lieu of one-half (i.e., 30,699.36, after giving effect to the adjustments in connection with Holdings’ recent dividend recapitalization transaction) of the restricted stock units outstanding under your RSU Agreement and in lieu of receiving potential severance payments under your Employment Agreement. The timing of payments pursuant to this Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Accordingly, your Employment Agreement and RSU Agreement will be amended as follows:

1. Amendment to RSU Agreement. Your RSU Agreement is hereby amended to reduce the number of restricted stock units outstanding thereunder from 61,398.72 to 30,699.36. In all other respects, but except as provided in Section 3(c) of this Letter Agreement, the terms and conditions set forth under the RSU Agreement shall continue to apply to the remaining 30,699.36 restricted stock units covered by the RSU Agreement.

2. Amendment to Employment Agreement. Your Employment Agreement is hereby amended to provide that following your termination of employment with Affinia for any reason or the expiration of the Employment Term thereunder, you will not be entitled to receive any severance or termination payments or benefits pursuant to Section 7 of the Employment Agreement or otherwise, other than your continuing rights to receive your Accrued Rights.

3. Special Fixed Payments. In consideration of the amendments to your RSU Agreement and Employment Agreement as described above, you will be entitled to receive the following cash payments and benefits from Affinia:

a. Following your termination of employment with Affinia for any reason other than due to (i) a termination for Cause or (ii) a voluntary resignation by you prior to reaching age 65 other than for Good Reason (any such termination under clauses (i) or (ii) being a “Disqualifying Termination”), you will be entitled to receive (x) an amount equal to 1 times the sum of your Base Salary and Average Bonus, payable in twelve equal monthly installments following the date of your termination of employment and (y) an additional amount equal to 1 times the sum of your Base Salary and Average Bonus, payable in a single lump sum upon the first anniversary of your termination of employment; provided, however, that for purposes of the payments described in this Letter Agreement, your “Base Salary” and “Average Bonus” shall be measured as of the date hereof, without regard to any changes in your Base Salary or bonus payments made after the date hereof. Therefore, the “Base Salary” shall be $746,750 and the Average Bonus shall be $121,836.50. The cash payments described in this Paragraph 3(a) are referred to herein as the “Regular Termination Payments.”

b. Subject to your continued employment with Affinia through each scheduled payment date set forth in this Section 3(b), you will be entitled to receive additional cash payments (the “Installment Payments”) equal in the aggregate to the excess of (i) $5 million over (ii) the aggregate Regular Termination Payments, with such amounts payable in four equal annual installments on each of the first four anniversaries of the date hereof. In the event of your termination of employment with Affinia for any reason other than due to a Disqualifying Termination while any portion of the Installment Payments remains unpaid, such remaining portions of the Installment Payments will be paid to you in a single lump sum within 30 days following such termination of employment.

c. Following your termination of employment with Affinia for any reason other than due to a Disqualifying Termination, (i) you will be entitled to continued medical and dental coverage at the Company’s cost (comparable to the coverage provided by the Company to active executives of the Company) for a period of 24 months after the date of such termination; provided that if the Company is unable to provide such coverage to you under the terms of its medical and dental plans for any portion of such period, the Company may in lieu of providing such coverage provide you with alternative coverage during such period that is substantially comparable to such coverage (without giving effect to any Company subsidy); (ii) you will be entitled to a pro rata portion of any Annual Bonus, if any, that you would have been entitled to receive pursuant to Section 4 of your Employment Agreement in such year based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment, payable when such Annual Bonus would have otherwise been payable had your employment not terminated, but in no event later than March 15 of the year following your termination of employment; and (iii) your 30,699.36 restricted stock units will remain outstanding and shall be eligible to vest in accordance with the terms of your RSU Agreement if a Vesting Event occurs prior to the later of (x) January 1, 2016, and (y) two years following your termination of employment.

d. In the event of your Disqualifying Termination, you will not be entitled to receive any further cash payments described in Paragraph 3 of this Letter Agreement.

e. In the event that you are a “specified employee” as defined under Section 409A at the time of your termination of employment, any payments that are due to you under this Paragraph 3 will be delayed for six months to the extent necessary to avoid subjecting you to additional or accelerated taxation under Section 409A.

Except as specifically set forth in this Letter Agreement, the terms and conditions of your Employment Agreement and RSU Agreement shall continue in full force and effect.

Sincerely,

AFFINIA GROUP INC.

By:	/s/ Steven E. Keller
Steven E. Keller
Title:	Senior Vice President, General Counsel and Secretary

AFFINIA GROUP HOLDINGS INC.

By:	/s/ Steven E. Keller
Steven E. Keller
Title:	Senior Vice President, General Counsel and Secretary

Agreed and Accepted:

/s/ Terry R. McCormack
Terry R. McCormack